For Further Information:
Michael W. McCarthy	Jane Ryan
VP-Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
         September 19, 2002

          PHOTRONICS REPURCHASES $33.2 MILLION OF 6% CONVERTIBLE         SUBORDINATED NOTES DUE 2004 AT A DISCOUNTED TOTAL OF $30.8 MILLION

BROOKFIELD, Connecticut  September 19, 2002 -- Photronics, Inc. (Nasdaq:PLAB), the leading worldwide sub-wavelength reticle solutions supplier, announced today that is has repurchased $33.2 million in principal amount of its 6% convertible subordinated notes for a total consideration of $30.8 million, or at an average discounted amount of $927 for every $1,000 in principal amount of notes.  At the end of the Company's fiscal third quarter ended July 31, 2002, long-term debt totaled $351.4 million.  The debt repurchase transactions were funded through the use of working capital and were completed at prevailing market prices in the open market.  As a result of reducing the Company's long-term debt, annual cash interest payments are expected to be reduced by approximately $2 million.  Issued in May 1997, the notes, which carry a conversion price of $27.98 per share and are due in June 2004, are rated B2 by Moody's Investor Service and B by Standard & Poor's.

Sean T. Smith, Chief Financial Officer commented, "Photronics is deeply committed to strengthening its balance sheet and generating value for its shareholders.  The discount at which we were able to repurchase these notes represents an excellent opportunity to achieve both these ends."  He added, "The reduction of our long-term debt and interest carrying costs are a critical part of this management team's broader strategy to reduce the overall cost of capital and improve the Company's position to generate increasing levels of free cash flow in the near future."

Additional debt repurchases may be made from time to time at prices Photronics considers to be attractive.  The timing and amount of such additional repurchases, if any, will depend on many factors, including but not limited to, the availability of capital, prevailing market price of its debt, and overall market conditions.  No assurance can be given that the Company will repurchase any additional debt.  Additional information concerning the Company's outstanding convertible note issues can be found in the Company's filings with the Securities and Exchange Commission.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including, but not limited to, uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, described in the Company's Annual Report on Form 10-K for the year ended October 31, 2001 under the caption "Forward Looking Information" and other risks detailed from time to time in the Company's other SEC reports.  The Company assumes no obligation to update the information in this release.

02-19